Exhibit 10.1

October 5, 2006

VIA HAND DELIVERY

Ajit Gill

c/o Nektar Therapeutics

150 Industrial Road

San Carlos, CA 94070-6256

Re:	Transition and Retirement Agreement

Dear Ajit:

As we have discussed, this letter (the “Letter”) amends the terms of the transition and retirement agreement entered into between Nektar Therapeutics (the “Company”) and you on March 13, 2006 (the “Agreement”) only as expressly set forth herein. All other terms and conditions of the Agreement continue in full force and effect. Any capitalized terms not defined herein shall have the meaning set forth in the Agreement.

1.    Termination of Consulting Relationship. Your employment in all capacities with the Company and each of its Affiliates terminated on June 30, 2006 (the “Separation Date”). From the Separation Date through the date hereof, you have been providing consulting services to the Company pursuant to the terms of Section 4 of the Agreement. Pursuant to Section 4(a)(iii) of the Agreement, the Company and you hereby mutually agree to terminate the consulting relationship and the Consulting Period, effective as of the date hereof (the “Retirement Date”).

2.    Termination Payments. You acknowledge that you have received all accrued salary and all accrued and unused vacation (if any) earned by you through the Separation Date, less applicable withholdings and deductions, in accordance with applicable law. You further acknowledge and agree that you have previously submitted to the Company your final documented expense reimbursement statement reflecting all business expenses you have incurred through the Separation Date for which you are seeking reimbursement.

3.    Amendment of Outstanding Awards. In connection with the termination of the Consulting Period, each of the stock option grants and restricted stock unit grants that were awarded to you by the Company that remain outstanding and unvested as of the Retirement Date (as set forth on Exhibit A, the “Outstanding Awards”) shall be fully vested and exercisable as of the Retirement Date. With respect to those Outstanding Awards that are restricted stock unit awards, the stock subject to such awards will be issued to you in accordance with the terms of the applicable restricted stock unit award agreements, including any deferral elections previously made by you. In addition, and in further consideration for your Continuing Obligations to the Company, those Outstanding Awards that are stock options that have an exercise price that is greater than or equal to the closing sales price of the Company’s Common Stock on the Retirement Date (such options, as listed on Exhibit B hereto, the “Amended Options”) shall be amended, effective as of the Retirement Date, pursuant to the form of Amended Stock Option Agreement attached hereto as Exhibit C, to extend the post-termination exercise period so that each Amended Option may be exercised until the earlier to occur of (i) September 30, 2009, or (ii) the “Expiration Date” of the Amended Option (as originally set forth in the Stock Option Grant Notice applicable to such Amended Option). However, if the Company reasonably determines that such amendment would cause the Amended Options to be deemed deferred compensation pursuant to Section 409A of the Code and therefore subject to Section 409A(a)(1), you hereby agree to make a cash payment to the Company equal to the Company’s tax withholding obligations under Section 409A in respect of the Amended Options, with such payment made not later than the later of (a) the time when the Company is required to satisfy such obligations or (b) five (5) business days after the date that the Company provides you with written notice of such withholding obligations, and to the extent that you do not make such a cash payment by the later of such dates, you shall forfeit all further rights, title and interest in or to any unexercised Outstanding Awards and such Outstanding Awards shall immediately expire. Any Outstanding Awards that are stock options that are not listed on Exhibit B shall expire following the Retirement Date, to the extent unexercised, in accordance with their original terms.

4.    Benefit Payments. You acknowledge and agree that the Insurance Payment Termination Date is hereby amended to mean the earlier of December 31, 2008 or the date you become eligible for such insurance coverage with another employer. For the avoidance of doubt, you shall have no rights to, and the Company and its Affiliates shall have no obligation to make, any premium payments or reimbursements in respect of the continuation of health, life and disability insurance coverage after December 31, 2008.

5.    Continuing Obligations. You acknowledge and agree that from the Separation Date through the Resignation Date, you have been in compliance with your continuing obligations to the Company, as set forth in the Agreement. In consideration for the Company’s obligations under this Letter, including but not limited to those obligations set forth in Section 3 above, you hereby agree that you shall continue to be subject to the continuing obligations set forth in the Agreement, including but not limited to those obligations referenced in Section 3(f) and described in Sections 6, 11, 12 (as amended by Section 8 below), and 13 of the Agreement (the “Continuing Obligations”); provided, however, that with respect to the obligations set forth in Section 4(f) of the Agreement, such obligations are hereby amended so as to continue from the Retirement Date through the date on which you receive the final installment of the Transition Payments (such period, the “Payment Period”). In addition, the Company and you expressly acknowledge and agree that all references in Sections 4(d) and 4(f) of the Agreement to the “Consulting Period” shall be read to mean the Payment Period.

6.    Disclosure. You hereby acknowledge and agree that this Letter and a description of the terms set forth herein may be filed by the Company with the Securities and Exchange Commission pursuant to its obligations as a reporting company under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, and consequently shall be publicly available.

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7.    No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

8.    Cooperation. Section 12 of the Agreement is amended and restated in its entirety as follows:

You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts, or failures to act that occurred during the time period in which you were employed by the Company. Such cooperation includes, without limitation, making yourself available upon reasonable notice, without subpoena, to provide accurate and complete information to the Company and making yourself available for truthful and accurate interviews, depositions, and trial testimony. From the Separation Date through the expiration of Payment Period, you agree to provide up to a total of sixteen (16) hours of such cooperation each month without compensation from the Company, other than reimbursement of all reasonable out-of-pocket expenses you incur in connection with any such cooperation. To the extent the Company requests more than sixteen (16) hours of your cooperation in a month prior to the conclusion of the Payment Period, you will be compensated for such time at an hourly consulting rate of $225 (the “Hourly Cooperation Rate”). To the extent that the Company requests any such cooperation after the expiration of the Payment Period, the Company shall compensate you at the Hourly Cooperation Rates for all such hours (with the exception of trial testimony, which shall not be compensated). At all times, the Company will make reasonable efforts to accommodate your scheduling needs.

9.    Acts Necessary To Effect This Agreement. You and the Company agree to timely execute any instruments or perform any other acts that are or may be necessary or appropriate to effect and carry out the transactions contemplated by this Agreement.

10.    Release. Nothing in this Letter amends your release of claims pursuant to Sections 14, 15 and 16 of the Agreement.

11.    Dispute Resolution. For the avoidance of doubt, the provisions of Section 17 of the Agreement continue in full force and effect. The parties reaffirm that by agreeing to arbitration, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding.

12.    Advice of Counsel. You expressly acknowledge and agree that you have been advised by the Company, and that you have had ample opportunity, to consult with the legal, tax, and other professional advisors of your choosing in connection with executing this Letter. You further acknowledge and agree that you have reviewed the Agreement (as amended by this Letter) with such advisors regarding the consequences of the transactions contemplated by the

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Agreement (as amended by this Letter), or that if you have not so consulted with your advisors, you have knowingly and voluntarily declined to do so. You further acknowledge and agree that you are relying solely on such personal advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of the transactions contemplated by the Agreement (as amended by this Letter).

13.    Miscellaneous. This Letter, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof, and amends the Agreement only as expressly set forth herein. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Letter may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Letter will bind the heirs, personal representatives, successors (including but not limited to any successors resulting from a Change in Control) and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Letter and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Letter shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Letter shall not be construed against either party as the drafter. Any waiver of a breach of this Letter, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Letter may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

[Remainder of Page Intentionally Left Blank]

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Sincerely,

NEKTAR THERAPEUTICS

By:	/s/ Michael Brown
Michael Brown Chairman, Compensation Committee Board of Directors

Exhibit A – Outstanding Awards

Exhibit B – List of Amended Options

Exhibit C – Form of Amended Stock Option Agreement

UNDERSTOOD AND AGREED:

/s/ Ajit Gill	October 5, 2006
Ajit Gill	Date

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EXHIBIT A

OUTSTANDING AWARDS

Stock Option Summary

Grant Number	Grant Date	Plan/Type	Price	Outstanding Options	Expiration Date
9401044	10/31/2002	EIP/ISO	$ 6.1200	2,667	10/30/2012
N9401044	10/31/2002	EIP/NQ	$ 6.1200	9,334	10/30/2012
9804068	10/31/2002	EIP/NQ	$ 6.1200	70,000	10/30/2012
9401058	6/5/2003	EIP/ISO	$11.5500	12,244	6/4/2013
N9401058	6/5/2003	EIP/NQ	$11.5500	132,314	6/4/2013
N9401002	2/23/1999	EIP/NQ	$14.2500	96,666	2/22/2009
000845	8/18/1998	EIP/NQ	$15.3750	30,000	8/17/2008
N000847	8/18/1998	EIP/NQ	$15.3750	63,160	8/17/2008
9401093	2/12/2005	EIP/NQ	$18.0800	125,000	2/11/2013
9401075	3/4/2004	EIP/NQ	$19.5500	100,000	3/3/2014
9401017	1/14/2000	EIP/ISO	$27.6875	5,505	1/13/2010
N9401017	1/14/2000	EIP/NQ	$27.6875	64,495	1/13/2010
N9401018	1/14/2000	EIP/NQ	$27.6875	280,000	1/13/2010
9401024	2/21/2001	EIP/ISO	$27.8750	3,588	2/20/2011
N9401028	2/21/2001	EIP/NQ	$27.8750	70,000	2/20/2011
N9401024	2/21/2001	EIP/NQ	$27.8750	296,412	2/20/2011

Restricted Stock Unit Summary

Grant Number	Grant Date	Plan/Type	Price	Unreleased Shares
R00002	3/4/2004	EIP/RSU	$0.0100	25,000
R00001	2/12/2005	EIP/RSU	$0.0100	40,000

EXHIBIT B

AMENDED STOCK OPTIONS

For the avoidance of doubt, the closing sales price of the Company’s Common Stock on the Resignation Date (Thursday, October 5, 2006) was $14.77.

Grant Number	Grant Date	Plan/Type	Price	Outstanding Options	Expiration Date
000845	8/18/1998	EIP/NQ	$15.3750	30,000	8/17/2008
N000847	8/18/1998	EIP/NQ	$15.3750	63,160	8/17/2008
9401093	2/12/2005	EIP/NQ	$18.0800	125,000	2/11/2013
9401075	3/4/2004	EIP/NQ	$19.5500	100,000	3/3/2014
9401017	1/14/2000	EIP/ISO	$27.6875	5,505	1/13/2010
N9401017	1/14/2000	EIP/NQ	$27.6875	64,495	1/13/2010
N9401018	1/14/2000	EIP/NQ	$27.6875	280,000	1/13/2010
9401024	2/21/2001	EIP/ISO	$27.8750	3,588	2/20/2011
N9401028	2/21/2001	EIP/NQ	$27.8750	70,000	2/20/2011
N9401024	2/21/2001	EIP/NQ	$27.8750	296,412	2/20/2011

EXHIBIT C

NEKTAR THERAPEUTICS

2000 EQUITY INCENTIVE PLAN

AMENDED STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (“Option Notice”) and this Amended Stock Option Agreement, Nektar Therapeutics (the “Company”) has granted you an option under its 2000 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in the Option Notice at the exercise price indicated in the Option Notice. Defined terms not explicitly defined in this Amended Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

4.    VESTING. Your option is fully vested as provided in the letter agreement between the Company and you dated October 5, 2006.

5.    NUMBER OF SHARES AND EXERCISE PRICE. The number of shares subject to your option and your exercise price per share referenced in the Option Notice may be adjusted from time to time for capitalization adjustments, as provided in the Plan.

6.    EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), you may not exercise your option until at least six (6) months following the Date of Grant specified in your Option Notice, notwithstanding any other provision of your option.

7.    METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in one or more of the following forms:

        (a)    In cash or by check;

        (b)    In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds; or

        (c)    In the Company’s sole discretion at the time your option is granted (or subsequently, if your option is a nonstatutory stock option) and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal,

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by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time your option is exercised, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, your option may not be exercised by tender to the Company of Common Stock to the extent such tender would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

8.    SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, your option may not be exercised unless the shares issuable upon exercise of your option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing the option, and the option may not be exercised if the Company determines that the exercise would not be in material compliance with such laws and regulations.

9.    TERM. The term of your option commences on the Date of Grant and, notwithstanding the termination of your Continuous Service, expires upon the earlier to occur of (i) September 30, 2009, or (ii) Expiration Date indicated in the Option Notice.

Note, if your option is an incentive stock option, to obtain the federal income tax advantages associated with an “incentive stock option,” the Code requires that at all times beginning on the Date of Grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an “incentive stock option” if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment terminates.

10.    EXERCISE.

        (a)    You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

        (b)    By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1)

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the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

        (c)    If your option is an incentive stock option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

11.    TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

12.    OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

13.    WITHHOLDING OBLIGATIONS.

        (a)    At the time your option is exercised, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.

        (b)    Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting). Shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

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        (c)    Your option is not exercisable unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

14.    NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

15.    GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

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